Exhibit 99.1

For Immediate Release	Contact: Ann Storberg, Investor Relations (517) 324-6629
AMERICAN PHYSICIANS CAPITAL, INC. ANNOUNCES 3-FOR-2 STOCK SPLIT
East Lansing, Mich. (Sept. 25, 2006) — American Physicians Capital, Inc. (APCapital) (NASDAQ:ACAP) today announced that its Board of Directors has declared a three-for-two stock split of its common shares to shareholders of record as of the close of business on October 11, 2006. Shares resulting from the stock split are expected to be distributed to shareholders on November 1, 2006. Fractional shares will be settled in cash based on the average of the high and low sale prices per whole share reported on the NASDAQ National Market on the record date.
“This stock split reflects the strong financial performance of the Company and our belief that we will continue along this profitable path into the future,” said President and Chief Executive Officer R. Kevin Clinton. “We also believe this stock split will improve the liquidity and marketability of our stock.” The stock split will increase APCapital’s common shares outstanding from approximately 7.8 million to approximately 11.7 million.
Corporate Description
American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com.
Forward-Looking Statement
Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. When we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, the following:
•	Increased competition could adversely affect our ability to sell our products at premium rates we deem adequate, which may result in a decrease in premium volume, a decrease in our profitability, or both;

•	Our reserves for unpaid losses and loss adjustment expenses are based on estimates that may prove to be inadequate to cover our losses;

•	Our exit from various markets and lines of business may prove more costly than originally anticipated;

•	Tort reform legislation may have adverse or unintended consequences that could materially and adversely affect our results of operations and financial condition;

•	If we are unable to obtain or collect on ceded reinsurance, our results of operations and financial condition may be adversely affected;

•	The insurance industry is subject to regulatory oversight that may impact the manner in which we operate our business;

•	Our geographic concentration in certain Midwestern states and New Mexico ties our performance to the business, economic, regulatory and legislative conditions in those states;

•	An interruption or change in current marketing and agency relationships could reduce the amount of premium we were able to write;

•	A downgrade in the financial strength rating of our insurance subsidiaries could reduce the amount of business we were able to write;

•	Changes in interest rates could adversely impact our results of operation, cash flows and financial condition;

•	Our status as an insurance holding company with no direct operations could adversely affect our ability to meet our debt obligations and fund future share repurchases; and

•	Any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission under the Securities Exchange Act of 1934.
APCapital does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by law.
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